Exhibit 99.1

January 7, 2008
Mr. Vincent D. Kelly
President and Chief Executive Officer
USA Mobility, Inc,
6677 Richmond Highway
Alexandria, VA 22306

Mr. Royce Yudkoff
Chairman of the Board
USA Mobility, Inc.
c/o ABRY Partners, 30th Floor
111 Huntington Avenue
Boston, MA 02199
Dear Vince and Royce,
I am writing to inform you of my decision to resign from the board of directors of USA Mobility, Inc. effective immediately. As you may remember, I initially agreed to serve on the board for one year following the merger of Arch and Metrocall. We have now passed the three year anniversary of the closing of the merger and I feel it’s time for me to move on. I have very much enjoyed my time on the board and am not resigning because of any disagreement. I wish both of you and the rest of the USA Mobility team all the best in the future.

Yours truly,
/s/ David Abrams
David Abrams